List of Subsidiaries


3786137 Canada Inc., a federally chartered Canadian corporation

Tec   TechnologyEvaluation.com   Corporation, a federally   chartered   Canadian
corporation

Arlington Software Corporation, a federally chartered Canadian corporation

Technology Evaluation Center, Inc., a Delaware corporation